Exhibit 99.2

SPECIAL A-LINE From Bob Fornaro and Gary Kelly

SHAREHOLDERS OVERWHELMINGLY APPROVE SOUTHWEST AIRLINES’

ACQUISITION OF AIRTRAN

Dear AirTran Airways Crew Members,

We want to share exciting news with you this afternoon. Today, the shareholders of AirTran Holdings, Inc. overwhelmingly approved the acquisition of AirTran Holdings by Southwest Airlines by more than a 98.6 percent positive vote.

We are extremely excited about this latest step and believe the overwhelming number of shareholders voting for the acquisition is a clear indication of the support this deal has not only from investors large and small, but also AirTran Crew Members who voted to support this acquisition. We are very thankful and grateful for their confidence.

We realize the acquisition process takes a great deal of time to complete, and we appreciate the patience and resolve you have shown during the six months since we announced our plans to bring these two great airlines together. However, it is important to remember that the acquisition is still under review by the Federal government, and until the transaction is fully approved, Southwest and AirTran must continue to operate as independent airlines.

Since September, we have accomplished many things, laying some of the non-commercial groundwork to seamlessly join our companies, such as gaining FAA approval of the transition plan toward a Single Operating Certificate and today gaining AirTran shareholders’ approval. We anticipate the final government approval to come and to close the transaction in the second quarter. Until then, we continue to plan our collective futures together, to the extent possible, with great anticipation and excitement.

Although we know there are still many unanswered questions, we remain dedicated to providing information as quickly and completely as possible. It is important, however, to remember that we are still competitors and cannot share commercially sensitive data until regulatory clearance is granted. As such, important decisions about stations, routes, and other critical components of the integration of our airlines remain to be examined and determined.

Again, thank you for your patience, encouragement, and support as we continue to work every day to bring these two great airlines together. Please join us in celebrating this important milestone on the path to a collectively bright future.

With warm regards,

Bob Fornaro	Gary Kelly
Chairman, President and Chief Executive Officer	Chairman, President and Chief Executive Officer
AirTran Airways	Southwest Airlines

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect AirTran’s and Southwest’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, AirTran’s and Southwest’s expectations with respect to the synergies, costs and other anticipated financial impacts of the proposed transaction; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed transaction by governmental regulatory authorities; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of AirTran and Southwest and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, (1) the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive required regulatory approvals, the taking of governmental action (including the passage of legislation) to block the transaction, or the failure of other closing conditions, and (2) the possibility that the expected synergies will not be realized, or will not be realized within the expected time period, because of, among other things, significant volatility in the cost of aircraft fuel, the significant capital commitments of AirTran and Southwest, the impact of labor relations, global economic conditions, fluctuations in exchange rates, competitive actions taken by other airlines, terrorist attacks, natural disasters, difficulties in integrating the two airlines, the willingness of customers to travel by air, actions taken or conditions imposed by the U.S. and foreign governments or other regulatory matters, excessive taxation, further industry consolidation and changes in airlines alliances, the availability and cost of insurance and public health threats.

AirTran and Southwest caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in the proxy statement / prospectus and in AirTran’s and Southwest’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All subsequent written and oral forward-looking statements concerning AirTran, Southwest, the proposed transaction or other matters and attributable to AirTran or Southwest or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Neither AirTran nor Southwest undertakes any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

###

2